Exhibit 99.1

Solo Cup Company

1700 Old Deerfield Road

Highland Park, IL 60035

847-831-4800

www.solocup.com

Solo Cup Company Announces

Third Quarter 2005 Financial Results

HIGHLAND PARK, IL, Monday, November 14, 2005 – Solo Cup Company (the “Company”) today announced third quarter 2005 financial results.

For the thirteen weeks ended October 2, 2005(1), the Company reported net sales of $618.2 million; an increase of $17.6 million, or 2.9%, compared to the three months ended September 30, 2004. The increase in net sales reflected an increase in average realized sales price driven in response to higher raw material costs.

Gross profit was $91.1 million for the thirteen weeks ended October 2, 2005. Selling, general and administrative expenses were $64.1 million, including $7.8 million of expenses related to the integration of SF Holdings. Depreciation and amortization for the thirteen weeks ended October 2, 2005 was $26.0 million.

The Company reported net income of $9.2 million for the thirteen weeks ended October 2, 2005 compared to net income of $12.1 million for the three months ended September 30, 2004. For the thirty-nine weeks ended October 2, 2005 the Company reported a net loss of $5.4 million compared to pro forma net income of $0.8 million for the nine months ended September 30, 2004. Pro forma results reflect amounts as if the acquisition of SF Holdings had occurred on January 1, 2003.

Adjusted EBITDA was $67.9 million for the thirteen weeks ended October 2, 2005 as compared to $73.9 million for the three months ended September 30, 2004. For the thirty-nine weeks ended October 2, 2005 adjusted EBITDA was $147.1 million compared to pro forma adjusted EBITDA of $152.2 million for the nine months ended September 30, 2004.

Commenting on the third quarter results Ronald L. Whaley, President and Chief Operating Officer said, “We are satisfied with the results of our operations during this past quarter given the tremendous impact that Hurricanes Katrina and Rita have had on our raw material supplies and prices. We continue our efforts to reduce operating costs through the integration of facilities and support functions. We believe the results of these efforts have provided us with savings which partially offset the increased prices for raw materials and fuel while allowing us to stay competitive in the marketplace.”

Solo Cup Company Press Release

11/14/2005

Solo Cup Company is a $2.1 billion company exclusively focused on the manufacture of disposable foodservice products for the consumer/retail, foodservice, packaging, and international markets. Solo Cup has broad expertise in plastic, paper, and foam disposables and creates brand name products under the Solo, Sweetheart, Fonda, and Hoffmaster names. The Company was established in 1936 and has a global presence with facilities in Asia, Canada, Europe, Mexico, Panama and the United States. To learn more about the Company, as well as our third quarter 2005 results conference call, visit www.solocup.com.

(1)	As reported in the Company’s Form 8-K filed with the SEC on June 24, 2005, the Company’s fiscal year has changed from the year ended December 31 to the 52- or 53-week period ending on the last Sunday in December, except that fiscal year 2005 will end on January 1, 2006. The Company’s third quarter consists of the thirteen weeks ended October 2, 2005.

More information about potential factors that could affect the company’s business and financial results are set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2004 and in our other filings made from time to time with the Securities and Exchange Commission. This news release contains certain non-GAAP financial measures as defined by SEC rules. A reconciliation of these measures to the most directly comparable GAAP measure is included in the attached Schedule A.

Contact

Gary Sakata

847-579-3388

Solo Cup Company Press Release

11/14/2005

Schedule	A:

SOLO CUP COMPANY

Consolidated Statements of Operations

(in thousands)	Thirteen weeks ended Oct. 2, 2005	Three months ended Sept. 30, 2004	Thirty-nine weeks ended Oct. 2, 2005	Nine months ended Sept. 30, 2004(1)
Net sales	$618,211	$600,565	$1,818,806	$1,525,711
Cost of goods sold	527,136	503,345	1,585,186	1,306,333

Gross profit	91,075	97,220	233,620	219,378
Selling, general and administrative expenses	64,072	66,069	192,167	171,952
Gain on sale of property, plant and equipment	(7,086)	(5,192)	(6,305)	(6,402)
Operating income	34,089	36,343	47,758	53,828
Interest expense, net	18,283	15,811	53,565	39,084
Prepayment penalties	—	—	—	30,690
Loss on debt extinguishment	—	—	—	916
Foreign currency exchange (gain) loss, net	(135)	274	2,709	(101)
Other (income) expense, net	(12)	(110)	(183)	574
Income tax provision (benefit)	7,194	8,201	(2,520)	22,880
Minority interest	(460)	82	(409)	198

Net income (loss)	$9,219	$12,085	$(5,404)	$(40,413)

(1)	Results for the nine months ended September 30, 2004 include the results of SF Holdings from February 22, 2004.

Solo Cup Company Press Release

11/14/2005

The following table reconciles adjusted EBITDA to net income (loss) (GAAP measure):

(in millions)	Thirteen weeks ended Oct. 2, 2005	Three months ended Sept. 30, 2004	Thirty-nine weeks ended Oct. 2, 2005	Nine months ended Sept. 30, 2004 (1)
Net income (loss) (GAAP measure)(2)	$9.2	$12.1	$(5.4)	$0.8
Interest expense, net	18.3	15.8	53.6	44.5
Income tax provision (benefit)	7.2	8.1	(2.5)	0.6
Minority interest	(0.5)	0.1	(0.4)	0.2
Foreign exchange (gain) loss	(0.1)	0.3	2.7	(0.1)
Other (income) expense, net	—	(0.1)	(0.2)	1.5

Adjusted operating income	34.1	36.3	47.8	47.5
Depreciation and amortization	26.0	27.6	77.8	77.3

EBITDA (non-GAAP measure)	60.1	63.9	125.6	124.8
Integration expenses (3)	7.8	7.7	21.5	22.8
Contract dispute resolution (4)	—	2.3	—	4.6

Adjusted EBITDA (non-GAAP measure)	$67.9	$73.9	$147.1	$152.2

(1)	Results for the nine months ended September 30, 2004 are pro forma amounts, which reflect the results as if the acquisition of SF Holdings had occurred on January 1, 2003, which includes adjustments for the repurchase of sale and leaseback assets and the step up valuation required under purchase accounting.
(2)	Net income for the nine months ended September 30, 2004 is pro forma net income, which reflects our results as if the acquisition of SF Holdings had occurred on January 1, 2003. See Note 2 to the Company’s consolidated financial statements in our October 2, 2005 Form 10-Q.
(3)	Integration expenses reflect the costs associated with the integration of systems, manufacturing, distribution and support functions of SF Holdings in connection with the acquisition.
(4)	Contract dispute resolution costs represent a charge incurred in connection with the terms of the February 2005 settlement agreement with DSC Logistics, Inc.

Adjusted EBITDA and Pro forma adjusted EBITDA are not measures of financial performance under GAAP and should not be considered as an alternative to net income (loss) or pro forma net income (loss) or any other performance measure derived in accordance with GAAP or as an alternative measure of liquidity. We believe that the inclusion of supplementary adjustments for EBITDA applied in our presentation of adjusted EBITDA are appropriate to provide additional information to investors about certain material costs that are not representative of our core operations. We also believe the presentation of EBITDA and adjusted EBITDA facilitates operating performance comparisons from period to period and from company to company by backing out potential differences caused by variations in capital structures, tax positions and the age and book depreciation of facilities and equipment. Furthermore, we use financial measures similar to adjusted EBITDA for pricing under the terms of our senior credit facility and to measure our compliance with certain covenants under our senior credit facility and the indenture governing our 8.5% senior subordinated notes. It is also used as a metric to determine certain components of management compensation.

Solo Cup Company Press Release

11/14/2005